Exhibit No. 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Announces Bulk Sales
Burr Ridge, Illinois - (January 3, 2013) BankFinancial Corporation (Nasdaq - BFIN) (“The Company”) today announced the completion of two bulk sales of certain nonperforming assets with a total carrying value of $22.7 million, consisting of $22.0 million of nonperforming loans and $710,000 of other real estate owned. The bulk sales are expected to result in fourth quarter 2012 pre-tax charges of approximately $11.5 million.
Of the assets sold in the bulk sales, $7.4 million represented multifamily loans or properties, $13.0 million represented commercial real estate loans, $2.1 million represented a land loan, and the balance represented a single-family residential loan. Based on September 30, 2012 financial statement information, these bulk sales achieved a 49.5% reduction of our nonperforming multifamily assets, a 39.5% reduction of our nonperforming commercial real estate assets, and a 19.7% reduction of our nonperforming land assets.
The nonperforming assets that were targeted for disposition in these sales generally represented assets that involved significant carrying costs and/or litigation expenses and presented the likelihood of an extended or uncertain resolution period. The sales were implemented to materially reduce future nonperforming asset expenses and accelerate the return to the Company's historical asset quality levels. In furtherance of these goals, the Company will continue to pursue resolutions of its remaining non-performing and classified assets using resolution techniques appropriate for individual assets or asset types.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2012, BankFinancial had total assets of $1.500 billion, total loans of $1.080 billion, total deposits of $1.278 billion and stockholders' equity of $198 million.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial's web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234